Exhibit 99.1
CTI BioPharma Reports Second Quarter 2020 Financial Results

SEATTLE, Aug. 6, 2020 - CTI BioPharma Corp. (Nasdaq: CTIC) today reported its financial results for the second quarter and six months ended June 30, 2020.

“This past quarter we announced enrollment of the first patient in our PRE-VENT Phase 3 clinical trial of pacritinib in hospitalized patients with severe COVID-19, an important step for CTI as we work to provide a new therapeutic option for COVID-19 patients,” said Adam R. Craig, M.D., Ph.D. “With regards to the PACIFICA Phase 3 trial, we continue to enroll patients but the enrollment rate is lower than planned due to the COVID-19 pandemic and we now anticipate at least a six-month delay in the trial. However, given our cash runway into Q4 2021, we remain confident in our ability to successfully execute on the development of pacritinib for the treatment of severely thrombocytopenic myelofibrosis patients.”

Second Quarter Financial Results
Operating loss was $10.0 million and $21.9 million for the three and six months ended June 30, 2020, respectively, compared to operating loss of $11.0 million and $21.5 million for the respective periods in 2019. Operating loss for the three months ended June 30, 2020 as compared to the comparable period in 2019 resulted primarily from a decrease in general and administrative expenses. The increase in operating loss for the six months ended June 30, 2020 as compared to the comparable period in 2019 resulted primarily from the recording of a full allowance against certain VAT receivables due to an increased uncertainty of collectability.

No revenues were recognized for the three and six months ended June 30, 2020, while revenues of $0.4 million and $1.1 million, respectively, were recognized for the comparable periods in 2019. License and contract revenues in 2019 resulted from royalty and other revenues recognized from Les Laboratoires Servier and Institut de Recherches Internationales Servier (“Servier”) related to transition period activities pursuant to the terms of the Termination and Transfer Agreement with Servier.

Net loss for the three months ended June 30, 2020 was $14.0 million, or $(0.19) for basic and diluted loss per share, compared to net loss of $11.0 million, or $(0.19) for basic and diluted loss per share, for the same period in 2019. Net loss for the six months ended June 30, 2020 was $26.2 million, or $(0.38) for basic and diluted loss per share, compared to net loss of $21.8 million, or $(0.38) for basic and diluted loss per share, for the same period in 2019.

As of June 30, 2020, cash, cash equivalents and short-term investments totaled $70.1 million, compared to $33.7 million as of December 31, 2019. We expect current cash and cash equivalents will enable us to fund our operations into the fourth quarter of 2021.

About CTI BioPharma Corp.
We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies for blood-related cancers that offer a unique benefit to patients and their healthcare providers. We concentrate our efforts on treatments that target blood-related cancers where there is an unmet medical need. In particular, we are focused on evaluating pacritinib, our sole product candidate currently in active development, for the treatment of adult patients with myelofibrosis. In addition, we have recently started developing pacritinib for use in hospitalized patients with severe COVID-19, in response to the COVID-19 pandemic. We are headquartered in Seattle, Washington.

Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to conduct and complete clinical trials in our currently anticipated timeframes; our ability to successfully demonstrate the safety and efficacy of pacritinib; our expectations regarding the completion and outcome of our PACIFICA Phase 3 trial and our PRE-VENT Phase 3 trial; the risk that the FDA may determine that the benefit/risk profile of pacritinib at the dose selected for the PACIFICA Phase 3 trial does not support approval; the risk that the FDA may determine that the benefit/risk profile of pacritinib in the PRE-VENT Phase 3 trial does not support approval or requires additional clinical data for approval; the risk that pacritinib may fail in its development through our PACIFICA and PRE-VENT trial; our ability to submit an NDA for pacritinib in the timeline currently anticipated; our ability to receive regulatory approval for pacritinib pursuant to the accelerated approval pathway or at all; the risk that pacritinib may be delayed to a point where it is not commercially viable; the accuracy of our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations; risks and uncertainties related to the COVID-19 pandemic as it relates to our operations and ongoing clinical trials; and those risks more fully discussed in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements. “CTI BioPharma” and the CTI BioPharma logo are registered trademarks or trademarks of CTI BioPharma Corp. in various jurisdictions. All other trademarks belong to their respective owner.

CTI BioPharma Investor Contacts:
Maeve Conneighton/Maghan Meyers
+212-600-1902
cti@argotpartners.com

(tables follow)

CTI BioPharma Corp. Condensed Consolidated Statements of Operations (In thousands, except per share amounts) (unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
License and contract revenues	$—	$416	$—	$1,056
Operating costs and expenses:
Research and development	6,199	6,356	9,463	11,528
General and administrative	3,797	5,053	8,264	10,259
Restructuring expenses	—	—	—	794
Other operating expenses	—	—	4,200	—
Total operating costs and expenses	9,996	11,409	21,927	22,581
Loss from operations	(9,996)	(10,993)	(21,927)	(21,525)
Non-operating income (expense):
Interest income	43	347	162	727
Interest expense	(137)	(269)	(304)	(563)
Amortization of debt discount and issuance costs	(130)	(130)	(260)	(260)
Foreign exchange (loss) gain	(6)	69	(83)	(169)
Loss on dissolution of majority-owned subsidiary	(3,774)	—	(3,774)	—
Total non-operating (expense) income, net	(4,004)	17	(4,259)	(265)
Net loss before noncontrolling interest	(14,000)	(10,976)	(26,186)	(21,790)
Noncontrolling interest	—	5	—	5
Net loss	$(14,000)	$(10,971)	$(26,186)	$(21,785)
Basic and diluted net loss per common share	$(0.19)	$(0.19)	$(0.38)	$(0.38)
Shares used in calculation of basic and diluted net loss per common share:	73,685	57,973	68,073	57,973

Balance Sheet Data (unaudited):	(amounts in thousands)
	June 30,	December 31,
	2020	2019
Cash and cash equivalents	$70,110	$31,144
Short-term investments	—	2,522
Working capital	57,782	17,092
Total assets	76,412	46,280
Current portion of long-term debt	4,812	4,812
Long-term debt, less current portion	2,049	4,455
Total stockholders' equity	56,863	17,930